Exhibit 10.7
TERM LOAN AGREEMENT
dated as of
April 18, 2008
among
DUNCAN ENERGY PARTNERS L.P.
The Lenders Party Hereto
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent
SUNTRUST BANK and THE BANK OF NOVA SCOTIA,
as Co-Syndication Agents
MIZUHO CORPORATE BANK, LTD. and THE ROYAL BANK OF SCOTLAND PLC,
as Co-Documentation Agents

WACHOVIA CAPITAL MARKETS, LLC,
SUNTRUST ROBINSON HUMPHREY, A DIVISION OF SUNTRUST CAPITAL
MARKETS, INC., and THE BANK OF NOVA SCOTIA,
as Joint Lead Arrangers and Joint Book Runners
5-Year $300,000,000 Senior Unsecured Term Loan Facility

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SCHEDULES:
Schedule 2.01 — Commitments
Schedule 3.05 — Disclosed Matters
Schedule 3.11 — Subsidiaries
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
EXHIBITS:
Exhibit A — Form of Assignment and Acceptance
Exhibit B — Form of Borrowing Request
Exhibit C — Reserved
Exhibit D — Form of Interest Election Request
Exhibit E-1 — Form of Opinion of Stephanie Hildebrandt, in-house counsel for Borrower
Exhibit E-2 — Form of Opinion of Bracewell & Giuliani LLP, Borrower’s Counsel
Exhibit F — Form of Compliance Certificate
Exhibit G — Form of Note

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     TERM LOAN AGREEMENT dated as of April 18, 2008, among DUNCAN ENERGY PARTNERS L.P., a Delaware limited partnership; the LENDERS party hereto; WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent; SUNTRUST BANK and THE BANK OF NOVA SCOTIA, as Co-Syndication Agents; and MIZUHO CORPORATE BANK, LTD. and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents.
     The parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
     “ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the Alternate Base Rate.
     “Acquisition” means the acquisition by the Borrower and its Subsidiaries of the Acquisition Assets pursuant to the Acquisition Documents as described in the Registration Statement.
     “Acquisition Assets” means (a) fifty-one percent (51%) of the equity interests in each of Enterprise Texas and Enterprise Intrastate and (b) sixty-six percent (66%) of the equity interests in Enterprise GC.
     “Acquisition Documents” means to the extent filed with the SEC, all agreements, assignments, deeds, conveyances, leases, certificates and other documents and instruments now or hereafter executed and delivered in connection with the Acquisition.
     “Acquisition Subsidiaries” means Enterprise Texas, Enterprise Intrastate and Enterprise GC.
     “Administrative Agent” means Wachovia Bank, National Association, in its capacity as administrative agent for the Lenders hereunder.
     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
     “Agreement” means this Term Loan Agreement dated April 18, 2008, among Duncan Energy Partners L.P., a Delaware limited partnership; the Lenders party hereto; Wachovia Bank, National Association, as Administrative Agent; SunTrust Bank and The Bank of Nova Scotia, as Co-Syndication Agents, and Mizuho Corporate Bank, Ltd. and The Royal Bank of Scotland plc, as Co-Documentation Agents, as amended, extended or otherwise modified from time to time.

     “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
     “Applicable Rate” means, for any day, with respect to any Eurodollar Loan hereunder:
     (a) Leverage Based. Prior to Moody’s, S&P or Fitch establishing a rating for the Index Debt, the applicable rate per annum set forth below under the caption “Eurodollar Spread” based upon the Leverage Ratio as set forth in the most recent compliance certificate received by the Administrative Agent pursuant to Section 5.01(d):

Leverage Ratio	Eurodollar Spread
< 2.75 to 1.00	0.700%
> 2.75 to 1.00 but < 3.25 to 1.00	0.800%
> 3.25 to 1.00 but < 3.75 to 1.00	0.900%
> 3.75 to 1.00 but < 4.25 to 1.00	1.050%
> 4.25 to 1.00	1.200%
Any increase or decrease in the Applicable Rate resulting from a change in the Leverage Ratio shall become effective as of the first Business Day immediately following the date a compliance certificate is delivered pursuant to Section 5.01(d); provided, however, that if a compliance certificate is not delivered when due in accordance with such Section, a Leverage Ratio > 4.25 to 1.00 shall apply as of the first Business Day after the date on which such compliance certificate was required to have been delivered.
     (b) Ratings Based. Upon Moody’s, S&P or Fitch establishing a rating for the Index Debt (subject to the immediately following paragraph of this clause (b)), the applicable rate per annum set forth below under the caption “Eurodollar Spread” based upon the ratings by Moody’s, S&P and/or Fitch, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:
(Moody’s/S&P/Fitch)	Eurodollar Spread
Category 1 ≥ Baa1 / BBB+ / BBB+	0.350%
Category 2 Baa2 / BBB / BBB	0.450%
Category 3 Baa3 / BBB- / BBB-	0.650%
Category 4 Ba1 / BB+ / BB+	0.800%
Category 5 < Ba1 / BB+ / BB+	0.950%
For purposes of the foregoing, (i) if only one of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, or if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings fall within the same Category, then the other two rating agencies, or other rating agency, shall be deemed to have established a rating in the same Category as such agency or agencies; (ii) if only two of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings; (iii) if each of Moody’s, S&P and Fitch shall have in effect a rating for the Index Debt, and such ratings shall fall within different Categories, the Applicable Rate shall be based on (x) the majority rating, if two of such ratings fall within the same Category, or (y) the middle rating, if all three of such ratings fall within different Categories, (iv) if the ratings established or deemed to have been established by Moody’s, S&P and/or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change.
     (c) Ratings Changes or Unavailability. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit A or any other form approved by the Administrative Agent.
     “Attributable Indebtedness” with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such

Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” means Duncan Energy Partners L.P., a Delaware limited partnership.
     “Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, and being in the form of attached Exhibit B.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “CERCLA” means the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended.
     “Change in Control” means the occurrence of any of the following events:
     (i) Enterprise Products Partners shall cease to own, directly or indirectly, all of the membership interests (including all securities which are convertible into membership interests) of General Partner;
     (ii) Continuing Directors cease for any reason to constitute collectively a majority of the members of the board of directors of Enterprise Products GP then in office;
     (iii) any Person or related Persons constituting a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) obtains direct or indirect beneficial ownership interest in Enterprise Products GP greater than the direct or indirect beneficial ownership interests of EPCO and its Affiliates in Enterprise Products GP; or

     (iv) Enterprise Products Partners and Enterprise Products OLPGP, Inc. shall cease to own, directly or indirectly, all of the Equity Interests (including all securities which are convertible into Equity Interests) of Enterprise Products OLLC.
As used herein, “Continuing Director” means any member of the board of directors of Enterprise Products GP who (x) is a member of such board of directors as of the date hereof, or (y) was nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time.
     “Commercial Operation Date” means the date on which a Material Project is substantially complete and commercially operable.
     “Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The aggregate amount of the Lenders’ Commitments is $300,000,000.
     “Consolidated EBITDA” means for any period, the sum of (a) the consolidated net income of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) for such period plus, to the extent deducted in determining consolidated net income for such period, the aggregate amount of (i) interest expense of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries), determined on a consolidated basis for such period, excluding interest expense of each non-wholly owned Subsidiary to the extent such interest expense is not attributable to the Borrower’s direct or indirect ownership interest in such Subsidiary, unless the Borrower or another Subsidiary has given a Guarantee of the obligations to which such interest expense relates, in which case all of such interest expense, to the extent not eliminated in consolidation, shall be included in interest expense and none of such interest expense, except to the extent eliminated in consolidation, shall be excluded, (ii) income or gross receipts tax (or franchise tax or margin tax in the nature of an income or gross receipts tax) expense, (iii) depreciation and amortization expense of the Borrower and its wholly-owned Subsidiaries, (iv) depreciation and amortization expense of each non-wholly owned Subsidiary multiplied by the Borrower’s direct or indirect ownership percentage of the Equity Interests in each such Subsidiary, (v) parent interest associated with Enterprise Products OLLC’s (or its successor’s) limited partnership and general partnership interest in the Borrower, and (vi) any special earnings or loss allocation from a non-wholly owned Subsidiary to Enterprise Products OLLC or its Subsidiaries (or any of their respective successors) for which the Borrower does not have a payment obligation, minus (b) equity in earnings from unconsolidated subsidiaries of the Borrower, plus (c) the amount of cash dividends actually received during such period by the

Borrower or a Subsidiary (other than a Project Finance Subsidiary) from a Project Finance Subsidiary or unconsolidated subsidiaries, plus (d) the amount of all payments during such period on leases of the type referred to in clause (d) of the definition herein of Indebtedness and the amount of all payments during such period under other off-balance sheet loans and financings of the type referred to in such clause (d), minus (e) the amount of any cash dividends, repayments of loans or advances, releases or discharges of guarantees or other obligations or other transfers of property or returns of capital previously received by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) from a Project Finance Subsidiary that during such period were either (x) recovered pursuant to recourse provisions with respect to a Project Financing at such Project Finance Subsidiary or (y) reinvested by the Borrower or a Subsidiary in such Project Finance Subsidiary.
     “Consolidated Indebtedness” means the Indebtedness of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries) including, without duplication, guaranties of funded debt, determined on a consolidated basis as of such date.
     “Consolidated Interest Expense” means for any period, the interest expense of the Borrower and its consolidated Subsidiaries (excluding Project Finance Subsidiaries), determined on a consolidated basis for such period, excluding (i) amortization in accordance with GAAP of transaction costs associated with the issuance of Indebtedness, (ii) interest expense of each non-wholly owned Subsidiary in an amount equal to the aggregate ownership percentage of such Subsidiary’s Equity Interests by owners other than the Borrower, unless the Borrower or another Subsidiary has given a Guarantee of such Indebtedness, in which case all of such interest expense, to the extent not eliminated in consolidation, shall be included in Consolidated Interest Expense and none of such interest expense, except to the extent eliminated in consolidation, shall be excluded, and (iii) any changes in the fair market value of interest rate hedges, determined on a consolidated basis for such period.
     “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Borrower and its consolidated subsidiaries after deducting therefrom:
     (a) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and
     (b) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Borrower and its consolidated subsidiaries for the Borrower’s most recently completed fiscal quarter, prepared in accordance with GAAP.
     “Consolidated Net Worth” means as to any Person, at any date of determination, the sum of (i) preferred stock (if any), (ii) an amount equal to (a) the face amount of outstanding Hybrid Securities not in excess of 15% of Consolidated Total Capitalization times (b) sixty-two and one-half percent (62.5%), (iii) par value of common stock, (iv) capital in excess of par value of common stock, (v) partners’ capital or equity, and (vi) retained earnings, less treasury stock (if any), of such Person, all as determined on a consolidated basis.

     “Consolidated Total Capitalization” means the sum of (i) Consolidated Indebtedness and (ii) Borrower’s Consolidated Net Worth.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
     “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
     “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.
     “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any Sale/Leaseback Transaction) of any assets or property by the Borrower or any Subsidiary (including the Equity Interests of any Subsidiary), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
     “dollars” or “$” refers to lawful money of the United States of America.
     “Effective Date” means the date on or prior to July 18, 2008 specified in the notice referred to in the last sentence of Section 4.01.
     “Enterprise GC” means Enterprise GC, L.P., a Texas limited partnership.
     “Enterprise GP Holdings” means Enterprise GP Holdings L.P., a publicly traded Delaware limited partnership that as of the Effective Date owns Enterprise Products GP.
     “Enterprise Intrastate” means Enterprise Intrastate L.P., a Texas limited partnership.
     “Enterprise Products GP” means Enterprise Products GP, LLC, a Delaware limited liability company, which as of the Effective Date is the general partner of Enterprise Products Partners.
     “Enterprise Products OLLC” means Enterprise Products Operating LLC, a Texas limited liability company, successor-in-interest to Enterprise Products Operating L.P., a Delaware limited partnership, which as of the Effective Date is the operating entity of Enterprise Products Partners and a wholly-owned subsidiary of Enterprise Products Partners.
     “Enterprise Products Partners” means Enterprise Products Partners L.P., a Delaware limited partnership.
     “Enterprise Texas” means Enterprise Texas Pipeline LLC, a Texas limited liability company.
     “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
     “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
     “EPCO” means EPCO, Inc., a Delaware corporation, which as of the Effective Date is an Affiliate of Enterprise Products Partners.
     “Equity Interest” means shares of the capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any Person, or any warrants, options or other rights to acquire such interests.
     “Equity Offering” means the Borrower’s proposed follow-on public equity offering as described in the Registration Statement.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
     “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
     “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
     “Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

     “Eurodollar”, when used in reference to any Loan or Borrowing, refers to a Loan, or Loans, in the case of a Borrowing, which bear interest at a rate determined by reference to the LIBO Rate.
     “Eurodollar Rate Reserve Percentage” of any Lender for any Interest Period for each Eurodollar Borrowing means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.
     “Evangeline” means Evangeline Gas Pipeline Company, L.P. and Evangeline Gas Corp., which as of the Effective Date are unconsolidated Affiliates of the Borrower.
     “Event of Default” has the meaning assigned to such term in Article VII.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, by any state thereof or the District of Columbia or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America, any state thereof or the District of Columbia or any similar tax imposed by any other jurisdiction in which the Administrative Agent, such Lender or such other recipient is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e).
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
     “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.
     “Fitch” means Fitch, Inc.
     “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America, any state thereof or the District of Columbia.
     “GAAP” means generally accepted accounting principles in the United States of America.

     “General Partner” means DEP Holdings, LLC, a Delaware limited liability company, which as of the Effective Date is the general partner of the Borrower and a wholly-owned Subsidiary of Enterprise Products OLLC.
     “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
     “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature, in each case regulated pursuant to any Environmental Law.
     “Hedging Agreement” means a financial instrument or security which is used as a cash flow or fair value hedge to manage the risk associated with a change in interest rates, foreign currency exchange rates or commodity prices.
     “Hybrid Securities” means any trust preferred securities, or deferrable interest subordinated debt with a maturity of at least 20 years, which provides for the optional or mandatory deferral of interest or distributions, issued by the Borrower, or any business trusts, limited liability companies, limited partnerships or similar entities (i) substantially all of the common equity, general partner or similar interests of which are owned (either directly or indirectly through one or more wholly owned Subsidiaries) at all times by the Borrower or any of its Subsidiaries, (ii) that have been formed for the purpose of issuing hybrid securities or deferrable interest subordinated debt, and (iii) substantially all the assets of which consist of (A) subordinated debt of the Borrower or a Subsidiary of the Borrower, and (B) payments made from time to time on the subordinated debt.
     “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for the repayment of money borrowed which are or should be shown on a balance sheet as debt in accordance with GAAP, (b) obligations of such Person as lessee under leases which, in accordance with GAAP, are capital leases, (c) guaranties of such Person of payment or collection of any obligations described in clauses (a) and (b) of other Persons; and (d) all obligations of such Person under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing, as the case may be, is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP; provided, that (i) clauses (a) and (b) include, in the case of obligations of the Borrower or any Subsidiary, only such obligations as are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of the Borrower in accordance with GAAP, (ii) clause (c) includes, in the case of guaranties granted by the Borrower or any Subsidiary, only such guaranties of obligations of another Person that are or should be shown as debt or capital lease liabilities on a consolidated balance sheet of such Person in accordance with GAAP, and (iii) the liability of any Person as a general partner of a partnership for Indebtedness of such partnership, if such partnership is not a Subsidiary of such Person, shall not constitute Indebtedness.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Index Debt” means senior, unsecured, non-credit enhanced Indebtedness of the Borrower.
     “Information Memorandum” means the Confidential Information Memorandum dated March 2008 relating to the Borrower and the Transactions.
     “Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08, and being in the form of attached Exhibit D.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three (3) months’ duration, each day that occurs an integral multiple of three (3) months after the first day of such Interest Period.
     “Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (and, if available to all Lenders, 12 months) thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes of this definition, the date of a Borrowing initially shall be the date on which such Borrowing is made, and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance.

     “Leverage Ratio” shall have the meaning given such term in Section 6.07(b).
     “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, (a) the rate per annum appearing at Reuters Reference LIBOR01 page (or on any successor thereto or substitute therefor provided by Reuters, providing rate quotations comparable to those currently provided on such page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period; (b) if for any reason the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters), the rate per annum appearing on Bloomberg Financial Markets Service (or any successor thereto) as the London interbank offered rate for deposits in dollars at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period for a maturity comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear at Reuters Reference LIBOR01 page (or any successor thereto or substitute therefor provided by Reuters) and if no rate specified in clause (b) of this definition so appears on Bloomberg Financial Markets Service (or any successor thereto), the average of the interest rates per annum at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the respective principal London offices of the Reference Banks in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
     “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. For avoidance of doubt, operating leases are not “Liens”.
     “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
     “Material Adverse Change” means a material adverse change, from that in effect on December 31, 2007, in the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements, except as to matters or events occurring on or prior to the date hereof and disclosed in the Registration Statement; provided, as of the date hereof and through and until the Acquisition only, “Material Adverse Change” shall also include a material adverse change, from that in effect on December 31, 2007, in the financial condition or results of operation of the Acquisition Assets taken as a whole, as indicated in the Registration Statement.
     “Material Adverse Effect” means a material adverse effect on the financial condition or results of operations of the Borrower and its consolidated Subsidiaries taken as a whole, as indicated in the most recent quarterly or annual financial statements, except as to matters or events occurring on or prior to the date hereof and disclosed in the Registration Statement; provided, as of the date hereof and through and until the Acquisition only, “Material Adverse

Effect” shall also include a material adverse effect on the financial condition or results of operation of the Acquisition Assets taken as a whole, as indicated in the Registration Statement.
     “Material Indebtedness” means Indebtedness (other than the Loans), of any one or more of the Borrower and its Subsidiaries (other than Project Finance Subsidiaries) in an aggregate principal amount exceeding $15,000,000.
     “Material Project” means the construction or expansion of any capital project of the Borrower or any of its Subsidiaries, the aggregate capital cost of which exceeds $25,000,000.
     “Material Project EBITDA Adjustments” shall mean, with respect to each Material Project:
     (A) prior to the Commercial Operation Date of a Material Project (but including the fiscal quarter in which such Commercial Operation Date occurs), a percentage (based on the then-current completion percentage of such Material Project) of an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on customer contracts or tariff-based customers relating to such Material Project, the creditworthiness of the other parties to such contracts or such tariff-based customers, and projected revenues from such contracts, tariffs, capital costs and expenses, scheduled Commercial Operation Date, oil and gas reserve and production estimates, commodity price assumptions and other factors deemed appropriate by Administrative Agent), which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for the fiscal quarter in which construction of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project following such Commercial Operation Date); provided that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, and (iv) longer than 270 days, 100%; and
     (B) beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount to be approved by the Administrative Agent as the projected Consolidated EBITDA of Borrower and its Subsidiaries attributable to such Material Project (determined in the same manner as set forth in clause (A) above) for the balance of the four full fiscal quarter period following such Commercial Operation Date, which may, at the Borrower’s option, be added to actual Consolidated EBITDA for the Borrower and its Subsidiaries for such fiscal quarters.
     Notwithstanding the foregoing:
     (i) no such additions shall be allowed with respect to any Material Project unless:

     (a) not later than 30 days prior to the delivery of any certificate required by the terms and provisions of Section 5.01(d) to the extent Material Project EBITDA Adjustments will be made to Consolidated EBITDA in determining compliance with Section 6.07(b), the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated EBITDA of the Borrower and its Subsidiaries attributable to such Material Project and
     (b) prior to the date such certificate is required to be delivered, the Administrative Agent shall have approved (such approval not to be unreasonably withheld) such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and
     (ii) the aggregate amount of all Material Project EBITDA Adjustments during any period shall be limited to 15% of the total actual Consolidated EBITDA of the Borrower and its Subsidiaries for such period (which total actual Consolidated EBITDA shall be determined without including any Material Project EBITDA Adjustments).
     “Material Subsidiary” means each Subsidiary of the Borrower (and, prior to the Acquisition, the Acquisition Subsidiaries and their Subsidiaries) that, as of the last day of the fiscal year of the Borrower most recently ended prior to the relevant determination of Material Subsidiaries, has a net worth determined in accordance with GAAP that is greater than 10% of the Consolidated Net Worth of the Borrower (or, prior to the Acquisition, the total Consolidated Net Worth of the Borrower and the Acquisition Subsidiaries) as of such day.
     “Maturity Date” means the fifth anniversary of the date hereof.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
     “Notes” means any promissory notes issued by Borrower pursuant to Section 2.10(e).
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement.
     “Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of the Borrower among the General Partner and limited partners substantially in the form provided to the Lenders, as amended, modified and supplemented from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
     “Permitted Liens” means:
     (a) liens upon rights-of-way for pipeline purposes;

     (b) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;
     (c) liens for taxes and assessments which are (i) for the then current year, (ii) not at the time delinquent, or (iii) delinquent but the validity or amount of which is being contested at the time by the Borrower or any Subsidiary in good faith by appropriate proceedings;
     (d) liens of, or to secure performance of, leases, other than capital leases, or any lien securing industrial development, pollution control or similar revenue bonds;
     (e) any lien upon property or assets acquired or sold by the Borrower or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;
     (f) any lien in favor of the Borrower or any wholly-owned Subsidiary;
     (g) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Borrower or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;
     (h) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;
     (i) liens in favor of any Person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;
     (j) any lien upon any property or assets created at the time of acquisition of such property or assets by the Borrower or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;
     (k) any lien upon any property or assets (i) existing thereon at the time of the acquisition thereof by the Borrower or any Subsidiary, (ii) existing thereon at the time such

Person becomes a Subsidiary by acquisition, merger or otherwise, or (iii) acquired by any Person after the time such Person becomes a Subsidiary by acquisition, merger or otherwise, to the extent such lien is created by security documents existing at the time such Person becomes a Subsidiary and not added to such security documents in contemplation thereof;
     (l) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Borrower or the applicable Subsidiary has not exhausted its appellate rights;
     (m) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (a) through (l) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Borrower and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement;
     (n) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Borrower or any Subsidiary;
     (o) the liens upon the property and assets of Evangeline existing on the Effective Date, and other liens and encumbrances described in the Registration Statement or in the Borrower’s registration statement relating to its initial public offering, including any rights of first refusal, as set forth on Schedule 6.02; or
     (p) other liens incurred in the ordinary course of business securing up to $25,000,000 of Indebtedness of the Borrower and its Subsidiaries in the aggregate at any time outstanding; provided, such secured Indebtedness of the Borrower shall not exceed $10,000,000 in the aggregate at any time outstanding.
     “Permitted Sale/Leaseback Transactions” means any Sale/Leaseback Transaction:
     (a) which occurs within one year from the date of completion of the acquisition of the property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such property, whichever is later; or
     (b) involves a lease for a period, including renewals, of not more than three years; or
     (c) the Borrower or any Subsidiary would be entitled to incur Indebtedness, in a principal amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction, secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to Section 6.02 without equally and ratably securing the Indebtedness under this Agreement pursuant to such Section; or

     (d) the Borrower or any Subsidiary, within a one-year period after such Sale/Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale/Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any Indebtedness of the Borrower or any Subsidiary that is not subordinated to the Indebtedness under this Agreement, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Borrower or its Subsidiaries.
     Notwithstanding the foregoing provisions of this definition, any Sale/Leaseback Transaction not covered by clauses (a) through (d), inclusive, of this definition, shall nonetheless be a Permitted Sale/Leaseback Transaction if the Attributable Indebtedness from such Sale/Leaseback Transaction, together with the aggregate principal amount of outstanding Indebtedness (other than Indebtedness under this Agreement) secured by Liens other than Permitted Liens, does not exceed 10% of Consolidated Net Tangible Assets.
     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
     “Prime Rate” means the rate of interest per annum publicly announced from time to time by Wachovia Bank, National Association as its prime rate in effect at its principal office in Charlotte, North Carolina. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
     “Project Financing” means Indebtedness incurred by a Project Finance Subsidiary to finance the acquisition or construction of any asset or project which Indebtedness does not permit or provide for recourse against the Borrower or any of its Subsidiaries (other than any Project Finance Subsidiary) and other than recourse that consists of rights to recover dividends paid by such Project Finance Subsidiary.
     “Project Finance Subsidiaries” means a Subsidiary that is (A) created principally to (i) construct or acquire any asset or project that will be or is financed solely with Project Financing for such asset or project, related equity investments and any loans to, or capital contributions in, such Subsidiary that are not prohibited hereby, (ii) own an Equity Interest in a Project Finance Subsidiary, and/or (iii) own an interest in any such asset or project and (B) designated as a Project Finance Subsidiary by the Borrower in writing to Administrative Agent.
     “Reference Banks” means Wachovia Bank, National Association, JPMorgan Chase Bank and Citibank, N.A.
     “Register” has the meaning set forth in Section 9.04(c).
     “Registration Statement” means the Borrower’s Form S-3 Registration Statement filed March 6, 2008 with the SEC, as amended through the date hereof.

     “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
     “Required Lenders” means, at any time, Lenders having Loans outstanding (or prior to the Effective Date, Commitments) representing more than 50% of the sum of the total Loans outstanding (or prior to the Effective Date, Commitments) at such time.
     “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any class of Equity Interests of the Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests of the Borrower or any option, warrant or other right to acquire any Equity Interests of the Borrower.
     “Sale/Leaseback Transaction” means any arrangement with any Person providing for the leasing, under a lease that is not a capital lease under GAAP, by the Borrower or a Subsidiary (other than a Project Finance Subsidiary) of any Principal Property, which property has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person in contemplation of such leasing.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw Hill Companies, Inc.
     “SEC” has the meaning set forth in Section 5.01(a).
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests, are, as of such date, owned, controlled or held by the parent and one or more subsidiaries of the parent.
     “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
     “Transactions” means the execution, delivery and performance by the Borrower of this Agreement, the borrowing of Loans and the use of the proceeds thereof.
     “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with (i) except for purposes of Section 6.07, GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith; and (ii) for purposes of Section 6.07, GAAP, as in effect on December 31, 2007.
ARTICLE II
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Loans to the Borrower on the Effective Date in the amount of such Lender’s Commitment on such date. The Borrower may not borrow, prepay and reborrow Loans.
     SECTION 2.02. Loans and Borrowings. (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
     (b) Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.
     (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
     SECTION 2.03. Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (i) the aggregate amount of the requested Borrowing;
     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04. Reserved.

     SECTION 2.05. Reserved.
     SECTION 2.06. Reserved.
     SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make its Loan to be made by it hereunder on the Effective Date by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account designated by the Borrower in the applicable Borrowing Request.
     (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
     SECTION 2.08. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
     (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration, in the case of a Eurodollar Borrowing.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, the Commitments shall terminate on July 18, 2008, if the Effective Date shall not have occurred on or prior to such date.
     (b) The Borrower may at any time prior to the Effective Date terminate, or from time to time reduce, the Commitments; provided that each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000.
     (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any termination or reduction of the Commitments shall be permanent.

Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
     SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
     (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
     (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and substantially in the form of note attached hereto as Exhibit G. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
     SECTION 2.11. Prepayment of Loans. (a)  The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
     (b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder in the case of prepayment of a Eurodollar Borrowing or ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 in the case of an ABR Borrowing, or $3,000,000 in the case of a Eurodollar Borrowing. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

     SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.
     (b) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent. Fees paid shall not be refundable under any circumstances.
     SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing shall bear interest on each day at the Alternate Base Rate for such day.
     (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
     (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest determined by reference to the LIBO Rate or clause (b) of the definition of Alternate Base Rate shall be computed on the basis of a year of 360 days, and all other interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     (f) The Borrower shall pay to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Borrowing of such Lender during such periods as such Borrowing is a Eurodollar Borrowing, from the date of such Borrowing until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period in effect for such Eurodollar Borrowing from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period. Such additional interest shall be determined by such Lender. The Borrower shall from time to time, within 15 days after demand (which demand shall be accompanied by a certificate comporting with the requirements set forth in

Section 2.15(d)) by such Lender (with a copy of such demand and certificate to the Administrative Agent) pay to the Lender giving such notice such additional interest; provided, however, that the Borrower shall not be required to pay to such Lender any portion of such additional interest that accrued more than 90 days prior to any such demand, unless such additional interest was not determinable on the date that is 90 days prior to such demand.
     SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate, as applicable, for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
     SECTION 2.15. Illegality; Increased Costs. (a) If any Change in Law shall make it unlawful or impossible for any Lender to make, maintain or fund its Eurodollar Loans, such Lender shall so notify the Administrative Agent. Upon receipt of such notice, the Administrative Agent shall immediately give notice thereof to the other Lenders and to the Borrower, whereupon until such Lender notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Lender to make Eurodollar Loans shall be suspended. If such Lender shall determine that it may not lawfully continue to maintain and fund any of its outstanding Eurodollar Loans to maturity and shall so specify in such notice, the Borrower shall immediately prepay (which prepayment shall not be subject to Section 2.11) in full the then outstanding principal amount of such Eurodollar Loans, together with the accrued interest thereon.
     (b) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in Section 2.13(f)); or
     (ii) impose on any Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
     (c) If any Lender determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
     (d) A certificate of a Lender setting forth, in reasonable detail showing the computation thereof, the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (b) or (c) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. Such certificate shall further certify that such Lender is making similar demands of its other similarly situated borrowers. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
     (e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period).
     SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense (excluding loss of anticipated profits) attributable to such event. A certificate of any Lender setting forth, in reasonable detail showing the computation thereof, any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof, if such certificate complies herewith.
     SECTION 2.17. Taxes. (a)  Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided that the Borrower shall not be required to indemnify or reimburse a Lender pursuant to this Section for any Indemnified Taxes or Other Taxes imposed or asserted more than 90 days prior to the date that such Lender notifies the Borrower of the Indemnified Taxes or Other Taxes imposed or asserted and of such Lender’s intention to claim compensation therefor; provided further that, if the Indemnified Taxes or Other Taxes imposed or asserted giving rise to such claims are retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof (to the extent that such period of retroactive effect is not already included in such 90-day period). A certificate setting forth, in reasonable detail showing the computation thereof, the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at such reduced rate.

     (f) Should any Lender or the Administrative Agent during the term of this Agreement ever receive any refund, credit or deduction from any taxing authority to which such Lender or the Administrative Agent would not be entitled but for the payment by the Borrower of Taxes (it being understood that the decision as to whether or not to claim, and if claimed, as to the amount of any such refund, credit or deduction shall be made by such Lender or the Administrative Agent in its sole discretion), such Lender or the Administrative Agent, as the case may be, thereupon shall repay to the Borrower an amount with respect to such refund, credit or deduction equal to any net reduction in taxes actually obtained by such Lender or the Administrative Agent, as the case may be, and determined by such Lender or the Administrative Agent, as the case may be, to be attributable to such refund, credit or deduction.
     (g) Except for a request by the Borrower under Section 2.19(b), no Foreign Lender shall be entitled to the benefits of Sections 2.17(a) or 2.17(c) if withholding tax is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office.
     SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 301 South College Street, Charlotte, North Carolina 28288-0608, except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.07(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
     SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a)  If any Lender requests compensation under Section 2.15 or Section 2.13(f), or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.13(f), 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Subject to the foregoing, Lenders agree to use reasonable efforts to select lending offices which will minimize taxes and other costs and expenses for the Borrower.
     (b) If any Lender requests compensation under Section 2.13(f) or Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. If any Lender refuses to assign and delegate all its interests, rights and obligations under this Agreement after the Borrower has required such Lender to do so as a result of a claim for compensation under Section 2.13(f) or Section 2.15 or payments required to be made pursuant to Section 2.17, such Lender shall not be entitled to receive such compensation or required payments.
     SECTION 2.20. Separateness. The Lenders acknowledge and affirm (i) their reliance on the separateness of the Borrower and General Partner from each other and from other Persons, including Enterprise Products OLLC, Enterprise Products Partners, EPCO and Enterprise GP Holdings, (ii) that other creditors of the Borrower or the General Partner have likely advanced funds to such Persons in reliance upon the separateness of the Borrower and General Partner from each other and from other Persons, including Enterprise Products OLLC, Enterprise Products Partners, EPCO and Enterprise GP Holdings, (iii) that each of the Borrower and General Partner have assets and liabilities that are separate from those of each other and from other Persons, including Enterprise Products OLLC, Enterprise Products Partners, EPCO and Enterprise GP Holdings, (iv) that the Loans and other obligations owing under this Agreement, the Notes and documents related hereto or thereto have not been guaranteed by General Partner, Enterprise Products OLLC, Enterprise Products Partners, EPCO or Enterprise GP Holdings, and (v) that, except as other Persons may expressly assume or guarantee this Agreement, the Notes or any documents related hereto or thereto or any of the Loans or other obligations thereunder, the Lenders shall look solely to the Borrower and its property and assets, and any property pledged as collateral with respect hereto or thereto, for the repayment of any amounts payable pursuant hereto or thereto and for satisfaction of any obligations owing to the Lenders hereunder or thereunder.
ARTICLE III
Representations and Warranties
     The Borrower represents and warrants to the Lenders that:
     SECTION 3.01. Organization; Powers. Each of the Borrower and its Subsidiaries is duly formed, validly existing and (if applicable) in good standing (except, with respect to Subsidiaries other than Material Subsidiaries, where the failure to be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business in all material respects as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and (if applicable) is in good standing in, every jurisdiction where such qualification is required.
     SECTION 3.02. Authorization; Enforceability. The Transactions, the Acquisition and the Equity Offering are within the Borrower’s partnership powers and have been duly authorized by all necessary partnership and, if required, partner action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions, the Acquisition and the Equity Offering (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect as of the Effective Date, other than filings after the Effective Date in the ordinary course of business, (b) will not violate any law or regulation applicable to the Borrower or the limited partnership agreement, charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority to which the Borrower or any of its Subsidiaries is subject, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries that is prohibited hereby.
     SECTION 3.04. Financial Condition; No Material Adverse Change. (a)  The Borrower has heretofore furnished to the Lenders the predecessor combined balance sheets of the businesses of the Acquisition Subsidiaries, and the related predecessor statements of combined operations and comprehensive income, combined changes in net owners’ investment, and combined cash flows of the businesses of the Acquisition Subsidiaries as of and for the fiscal years ended December 31, 2005, December 31, 2006 and December 31, 2007, such predecessor combined financial statements audited by Deloitte & Touche LLP. Such predecessor financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the businesses of the Acquisition Subsidiaries as of such dates and for such periods in accordance with GAAP. The unaudited pro forma condensed combined financial statements furnished to Lenders were prepared in good faith based on the basis of assumptions that were believed to be reasonable in light of then-existing conditions (subject to the proviso that it is understood that such pro forma condensed combined financial statements and forecasts are based upon professional opinions, estimates and projections and that the Borrower does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate).
     (b) No Material Adverse Change exists.
     SECTION 3.05. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the Transactions, the Acquisition or the Equity Offering.
     (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
     (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.
     SECTION 3.06. Compliance with Laws. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
     SECTION 3.07. Investment Company Status. Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
     SECTION 3.08. Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.09. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.10. Disclosure. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     SECTION 3.11. Subsidiaries. As of the Effective Date the Borrower has no Subsidiaries other than those listed on Schedule 3.11. As of the Effective Date Schedule 3.11 sets forth the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Borrower’s ownership of the outstanding Equity Interests of each Subsidiary directly owned by the Borrower, and the percentage of each Subsidiary’s ownership of the outstanding Equity Interests of each other Subsidiary.
     SECTION 3.12. Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations U or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Loan will be used to purchase or carry any margin stock in violation of said Regulations U or X or to extend credit to others for the purpose of purchasing or carrying margin stock in violation of said Regulations U or X.
ARTICLE IV
Conditions
     SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans hereunder shall not become effective until the Effective Date which is scheduled to occur when each of the following conditions is satisfied:
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
     (b) The Administrative Agent shall have received favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Stephanie Hildebrandt, in-house counsel for Borrower, and Bracewell & Giuliani LLP, counsel for Borrower, substantially in the forms of Exhibits E-1 and E-2 with respect to the Transactions, and (ii) counsel for Borrower with respect to the Acquisition and the Equity Offering, in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to (1) the organization and existence of the Borrower, and (2) the authorization of the Transactions, the Acquisition and the Equity Offering and any other legal matters relating to the Borrower, this Agreement, the Transactions, the Acquisition or the Equity Offering, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
     (d) The Administrative Agent shall have received each promissory note requested by a Lender pursuant to Section 2.10(e), each duly completed and executed by the Borrower.
     (e) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, an Executive Vice President or a Financial Officer of the

Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
     (f) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced five (5) Business Days prior to closing, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
     (g) As of the Effective Date, no Material Adverse Change exists.
     (h) Prior to the date hereof, there shall not have been any material disruption or material adverse change in the financial, banking or capital markets generally or in the market for loan syndications in particular, which the Administrative Agent, in its reasonable judgment, determines could materially impair the syndication hereof.
     (i) The Lenders shall have received (i) the financial statements set forth in Section 3.04(a), and (ii) copies of financial statements for the Borrower and its Subsidiaries as of the Effective Date, taking into pro forma account the Transactions, the Acquisition, the Equity Offering and the transactions related thereto, and reflecting pro forma compliance with the Leverage Ratio as of the Effective Date and the interest coverage ratio set forth in Section 6.07(a) for the four fiscal quarters ending December 31, 2007, as provided in the Borrower’s Form 8-K filed with the SEC with respect to the Acquisition.
     (j) All necessary governmental and third-party approvals, if any, required to be obtained by the Borrower in connection with the Transactions, the Acquisition and the Equity Offering and otherwise referred to herein shall have been obtained and remain in effect (except where failure to obtain such approvals will not have a Material Adverse Effect), and all applicable waiting periods shall have expired without any action being taken by any applicable authority, including evidence reasonably satisfactory to Administrative Agent that all notice requirements have been satisfied, and all applicable time periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended, shall have expired, or all applicable approvals required thereunder shall have been received.
     (k) The Administrative Agent and Lenders shall have received copies of the Registration Statement, and the Administrative Agent shall have received copies of any amendments to the Registration Statement after the date hereof and prior to the Effective Date, and copies of all other final executed documents relating to the Equity Offering filed with the SEC, in form and substance reasonably satisfactory to Administrative Agent or as described in or attached to the Registration Statement, and evidence reasonably satisfactory to the Administrative Agent of the contemporaneous consummation of the Equity Offering, substantially on the terms set forth in the Registration Statement, and the receipt by the Borrower of total net proceeds therefrom and from the issuance of Equity Interests of the Borrower to Enterprise Products OLLC of not less than $450,000,000.
     (l) The Administrative Agent shall have received copies of the Acquisition Documents, in form and substance satisfactory to Administrative Agent or as described in or attached to the Registration Statement, certified by the Borrower and duly and validly executed by each party thereto, and evidence reasonably satisfactory to Administrative Agent of the contemporaneous consummation of the Acquisition, substantially on the terms set forth in the Registration Statement.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding; provided, that if the Equity Offering and the Effective Date do not occur on or prior to July 18, 2008, then the Effective Date shall be deemed to not have occurred and this Agreement shall terminate.
     SECTION 4.02. Additional Conditions Precedent . The obligation of each Lender to make its Loan on the Effective Date is subject to the satisfaction of the following additional conditions:
     (a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the date of such Loan.
     (b) At the time of and immediately after giving effect to such Loan, no Default shall have occurred and be continuing.
The Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the Effective Date as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
     Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full, the Borrower covenants and agrees with the Lenders that:
     SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish, or cause to be furnished, to the Administrative Agent and each Lender:
     (a) within 15 days after filing same with the Securities and Exchange Commission (“SEC”), copies of each annual report on Form 10-K, quarterly report on Form 10-Q and report on Form 8-K (or any successor or substitute forms) that the Borrower is required to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and any successor statute (the “Exchange Act”);
     (b) if the Borrower is not subject to the requirements of Section 13 or 15(d) of the Exchange Act, promptly after becoming available and in any event within 105 days after the close of each fiscal year of the Borrower (i) the audited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such year and (ii) the audited consolidated statements of income, equity and cash flow of the Borrower and its consolidated Subsidiaries for such year setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, which report shall be to the effect that such statements have been prepared in accordance with GAAP;
     (c) if the Borrower is not subject to Section 13 or 15(d) of the Exchange Act, promptly after their becoming available and in any event within 60 days after the close of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) the unaudited consolidated balance sheets of the Borrower and its consolidated Subsidiaries as at the end of such quarter and (ii) the unaudited consolidated statements of income, equity and cash flow of the Borrower for such quarter, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of the foregoing certified by a Financial Officer of the Borrower to have been prepared in accordance with GAAP subject to normal changes resulting from year-end adjustment and accompanied by a written discussion of the financial performance and operating results, including the major assets, of the Borrower for such quarter; and
     (d) within 60 days after the end of each fiscal quarter of each fiscal year of the Borrower, a certificate of a Financial Officer of the Borrower substantially in the form of Exhibit F (i) certifying as to whether a Default has occurred that is then continuing and, if a Default has occurred that is then continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) setting forth in reasonable detail calculations demonstrating compliance with Section 6.07.
     SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
     (a) the occurrence of any Event of Default; and
     (b) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
     SECTION 5.03. Existence; Conduct of Business. The Borrower will do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution not prohibited under Section 6.03.
     SECTION 5.04. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
     SECTION 5.05. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep in accordance with GAAP proper books of record and account in which full, true and correct entries are made in all material respects of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
     SECTION 5.06. Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 5.07. Use of Proceeds. The proceeds of the Loans will be used only for (i) distribution to Enterprise Products OLLC or its Affiliates to partially fund the Acquisition, (ii) for payment of transaction and offering expenses related to the Acquisition, the Equity Offering, the Transactions and related transactions, and (iii) for payment of a portion of the Borrower’s outstanding Indebtedness under that certain Revolving Credit Agreement dated January 5, 2007. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
     SECTION 5.08. Environmental Matters. The Borrower has established and implemented, or will establish and implement, and will cause each of its Subsidiaries to establish and implement, such procedures as may be necessary to assure that (except for any failure of the following that, individually or in the aggregate, does not have a Material Adverse Effect): (i) all property of the Borrower and its Subsidiaries and the operations conducted thereon are in compliance with and do not violate the requirements of any Environmental Laws, (ii) no oil or solid wastes are disposed of or otherwise released on or to any property owned by the Borrower or its Subsidiaries except in compliance with Environmental Laws, (iii) no Hazardous Materials will be released on or to any such property in a quantity equal to or exceeding that quantity which requires reporting pursuant to Section 103 of CERCLA, and (iv) no oil or Hazardous Materials is released on or to any such property so as to pose an imminent and substantial endangerment to public health or welfare or the environment.
     SECTION 5.09 ERISA Information. The Borrower will furnish to the Administrative Agent:
     (a) within 15 Business Days after the institution of or the withdrawal or partial withdrawal by the Borrower, any Subsidiary or any ERISA Affiliate from any Multiemployer Plan which would cause the Borrower, any Subsidiary or any ERISA Affiliate to incur withdrawal liability in excess of $10,000,000 (in the aggregate for all such withdrawals), a written notice thereof signed by an executive officer of the Borrower stating the applicable details; and
     (b) within 15 Business Days after an officer of the Borrower becomes aware of any material action at law or at equity brought against the Borrower, any of its Subsidiaries, any ERISA Affiliate, or any fiduciary of a Plan in connection with the administration of any Plan or the investment of assets thereunder, a written notice signed by an executive officer of the Borrower specifying the nature thereof and what action the Borrower is taking or proposes to take with respect thereto.
     SECTION 5.10 Taxes. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, or cause to be paid and discharged, promptly or make, or cause to be made, timely deposit of all taxes (including Federal Insurance Contribution Act payments and withholding taxes), assessments and governmental charges or levies imposed upon the Borrower or any Subsidiary or upon the income or any property of the Borrower or any Subsidiary; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim if the amount, applicability or validity thereof shall currently be contested in good faith by appropriate proceedings diligently conducted by or on behalf of the Borrower or its Subsidiary, and if the Borrower or its Subsidiary shall have set up reserves therefor adequate under GAAP or if no Material Adverse Effect shall be occasioned by all such failures in the aggregate.
ARTICLE VI
Negative Covenants
     Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full, the Borrower covenants and agrees with the Lenders that:
     SECTION 6.01. Indebtedness. The Borrower will not permit any Subsidiary to create, incur or assume any Indebtedness, except:
     (a) Indebtedness of any Person that becomes a Subsidiary of the Borrower, to the extent such Indebtedness is outstanding at the time such Person becomes a Subsidiary of the Borrower and was not incurred in contemplation thereof and Indebtedness refinancing (but not increasing) such Indebtedness, and Indebtedness assumed by any Subsidiary in connection with its acquisition (whether by merger, consolidation, acquisition of all or substantially all of the assets or acquisition that results in the ownership of greater than fifty percent (50%) of the Equity Interests of a Person) of another Person and Indebtedness refinancing (but not increasing) such Indebtedness, provided that at the time of and after giving effect to the incurrence or assumption of such Indebtedness or refinancing Indebtedness and the application of the proceeds thereof, as the case may be, the aggregate principal amount of all such Indebtedness, and of all Indebtedness previously incurred or assumed pursuant to this Section 6.01(a), and then outstanding, shall not exceed 50% of Consolidated EBITDA for the period of four full fiscal quarters of the Borrower and its Subsidiaries (and such Person on a pro forma basis) then most recently ended;
     (b) Indebtedness of Project Finance Subsidiaries;
     (c) intercompany Indebtedness; provided any Subsidiary incurring intercompany Indebtedness shall be required within five Business Days of such incurrence to incur Indebtedness to its minority interest owners in an amount such that intercompany Indebtedness of such Subsidiary owing to the Borrower or its Subsidiaries shall not exceed an amount equal to (i) the Borrower’s percentage ownership of such Subsidiary times (ii) the amount of all Indebtedness of such Subsidiary owing to its owners.
     (d) Indebtedness of Evangeline existing on the date hereof and set forth on Schedule 6.01;
     (e) guarantees of the obligations and Indebtedness hereunder; and

     (f) other Indebtedness in an aggregate principal amount not exceeding $25,000,000 at any time outstanding;
provided, however, that no Subsidiary (other than a Project Finance Subsidiary) shall create, incur or assume any Indebtedness pursuant to any provision of this Section 6.01 if an Event of Default shall have occurred and be continuing or would result from such creation, incurrence or assumption.
     SECTION 6.02. Liens. The Borrower shall not, and shall not permit any Subsidiary (other than Project Finance Subsidiaries) to, create, assume, incur or suffer to exist any Lien, other than a Permitted Lien, on any of its assets or property or upon any Equity Interests of any Subsidiary (other than Project Finance Subsidiaries) which Equity Interests are now owned or hereafter acquired by the Borrower or such Subsidiary to secure any Indebtedness of the Borrower or any other Person (other than the Indebtedness under this Agreement). Prior to the date on which the Borrower obtains an investment-grade rating on its Index Debt from any of Moody’s, S&P or Fitch, no organizational document of the Borrower or any Subsidiary (other than Project Finance Subsidiaries and joint ventures) shall limit, restrict or prohibit, and the Borrower shall not and shall not permit any Subsidiary (other than a Project Finance Subsidiary or joint venture) to enter into any contract or other agreement, or otherwise consent or approve, any limitation, restriction or prohibition on its ability to create, incur, assume or suffer to exist Liens on the Equity Interests of any Subsidiary (other than a Project Finance Subsidiary or joint venture) in favor of Administrative Agent for the benefit of Lenders to secure the obligations and Indebtedness hereunder and under the Notes.
     SECTION 6.03. Fundamental Changes. The Borrower will not merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (other than Project Finance Subsidiaries) (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into or consolidate with the Borrower in a transaction in which the Borrower is the surviving entity, (ii) any Subsidiary of the Borrower may be merged into or consolidated with another Subsidiary, change its jurisdiction of organization, or change the type of business entity in which it conducts its business, and (iii) the Borrower may sell or otherwise dispose of all or substantially all of Equity Interests in any Subsidiary to the extent permitted under Section 6.08.
     SECTION 6.04. Investment Restriction. Neither the Borrower nor any Subsidiary (other than a Project Finance Subsidiary) will make or suffer to exist investments in Project Finance Subsidiaries, in the aggregate at any one time outstanding, in excess of the sum of (i) the amount of investments existing as of the Effective Date in Project Finance Subsidiaries, (ii) $50,000,000, and (iii) the amount of any portion of the investments permitted by this Section 6.04 repaid to the Borrower or any Subsidiary as a dividend, repayment of a loan or advance, release or discharge of a guarantee or other obligation or other transfer of property or return of capital, as the case may be, occurring after the Effective Date. Computation of the amount of any investment shall be made without any adjustment for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such investment or interest or other earnings on such investment.

     SECTION 6.05. Restricted Payments. Except for the distribution to Enterprise Products OLLC or its Affiliates of certain proceeds of the initial Loans as provided in Section 5.07, the Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except as long as no Event of Default has occurred and is continuing or would result therefrom, (i) the Borrower may make Restricted Payments from Available Cash (as defined in the Partnership Agreement) from Operating Surplus (as defined in the Partnership Agreement) cumulative from January 1, 2007 through the date of such Restricted Payment, (ii) the Borrower may make additional Restricted Payments of up to $20,000,000 during the term of this Agreement, (iii) subject to Section 6.09, any Subsidiary may buy back any of its own Equity Interests, and (iv) the Borrower and its Subsidiaries may make payments or other distributions to officers, directors or employees with respect to the exercise by any such Persons of options, warrants or other rights to acquire Equity Interests in the Borrower or such Subsidiary issued pursuant to an employment, equity award, equity option or equity appreciation agreement or plans entered into by the Borrower or such Subsidiary in the ordinary course of business; provided, that even if an Event of Default shall have occurred and is continuing, no Subsidiary shall be prohibited from upstreaming dividends or other payments to the Borrower or any Subsidiary (which is not a Project Finance Subsidiary) or making, in the case of any Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower, dividends or payments, as the case may be, to the other owners of Equity Interests in such Subsidiary; provided, any dividends or payments by any such Subsidiary that is not wholly-owned (directly or indirectly) by the Borrower to the Borrower shall be not less than an amount equal to (x) the Borrower’s direct or indirect percentage ownership of Equity Interests in such Subsidiary times (y) the amount of all such dividends and payments made to all owners of Equity Interests in such Subsidiary.
     SECTION 6.06. Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement with any Person, other than the Lenders pursuant hereto, which prohibits, restricts or imposes any conditions upon the ability of any Subsidiary (other than Project Finance Subsidiaries) to (a) pay dividends or make other distributions or pay any Indebtedness owed to the Borrower or any Subsidiary, or (b) make subordinate loans or advances to or make other investments in the Borrower or any Subsidiary in each case, other than restrictions or conditions contained in, or existing by reasons of, any agreement or instrument (i) relating to any Indebtedness of any Subsidiary permitted by Section 6.01, (ii) relating to property existing at the time of the acquisition thereof, so long as the restriction or condition relates only to the property so acquired, (iii) relating to any Indebtedness of, or otherwise to, any Subsidiary at the time such Subsidiary was merged or consolidated with or into, or acquired by, the Borrower or a Subsidiary or became a Subsidiary and not created in contemplation thereof, (iv) effecting a renewal, extension, refinancing, refund or replacement (or successive extensions, renewals, refinancings, refunds or replacements) of Indebtedness issued under an agreement referred to in clauses (i) through (iii) above, so long as the restrictions and conditions contained in any such renewal, extension, refinancing, refund or replacement agreement, taken as a whole, are not materially more restrictive than the restrictions and conditions contained in the original agreement, as determined in good faith by the board of directors of the General Partner, (v) constituting customary provisions restricting subletting or assignment of any leases of the Borrower or any Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder, (vi) constituting restrictions on the sale or other disposition of any property securing Indebtedness as a result of a Lien on such property permitted hereunder, (vii) constituting any temporary encumbrance or restriction with respect to a Subsidiary under an agreement that has been entered into for the disposition of all or substantially all of the outstanding Equity Interests of or assets of such Subsidiary, provided that such disposition is otherwise permitted hereunder, (viii) constituting customary restrictions on cash, other deposits or assets imposed by customers and other persons under contracts entered into in the ordinary course of business, (ix) constituting provisions contained in agreements or instruments relating to Indebtedness that prohibit the transfer of all or substantially all of the assets of the obligor under that agreement or instrument unless the transferee assumes the obligations of the obligor under such agreement or instrument or such assets may be transferred subject to such prohibition, (x) constituting a requirement that a certain amount of Indebtedness be maintained between a Subsidiary and the Borrower or another Subsidiary, (xi) constituting any restriction or condition with respect to property under an agreement that has been entered into for the disposition of such property, provided that such disposition is otherwise permitted hereunder, (xii) constituting any restriction or condition with respect to property under a charter, lease or other agreement that has been entered into for the employment of such property or (xiii) that is a Hybrid Security or an indenture, document, agreement or security entered into or issued in connection with a Hybrid Security or otherwise constituting a restriction or condition on the payment of dividends or distributions by an issuer of a Hybrid Security.
     SECTION 6.07 Financial Condition Covenants.
     (a) Ratio of Consolidated EBITDA to Consolidated Interest Expense. Until the Borrower obtains an investment-grade rating on its Index Debt from any of Moody’s, S&P or Fitch, the Borrower shall not permit its ratio of Consolidated EBITDA to Consolidated Interest Expense in each case for the four full fiscal quarters most recently ended to be less than 2.75 to 1.00 as of the last day of any fiscal quarter.
     (b) Leverage Ratio. The Borrower shall not permit its ratio of Consolidated Indebtedness to Consolidated EBITDA in each case for the four full fiscal quarters most recently ended (the “Leverage Ratio”) to exceed 5.00 to 1.00 as of the last day of any fiscal quarter; provided, following a Specified Acquisition (defined below), such ratio shall not exceed
5.50 to 1.00 as of the last day of (i) the fiscal quarter in which the Specified Acquisition occurred (the “Acquisition Quarter”), and (ii) the two fiscal quarters following the Acquisition Quarter, and
5.00 to 1.00 as of the last day of any fiscal quarter thereafter.
As used herein, “Specified Acquisition” means, at the election of Borrower, one or more acquisitions (excluding the Acquisition) of assets or entities or operating lines or divisions in any rolling 12-month period for an aggregate purchase price of not less than $25,000,000; provided, in the event the Leverage Ratio exceeds 5.00 to 1.00 at the end of any fiscal quarter in which one or more acquisitions otherwise qualifying as a Specified Acquisition but for Borrower’s failure to so elect shall have occurred, Borrower shall be deemed to have so elected a Specified Acquisition with respect thereto; provided, further, following the election (or deemed election) of a Specified Acquisition, Borrower may not elect (or be deemed to have elected) a subsequent Specified Acquisition unless, at the time of such subsequent election, the Leverage Ratio does not exceed 5.00 to 1.00.

     (c) Calculation Methodology. For purposes of calculating the financial covenant ratios set forth in this Section 6.07, the Project Finance Subsidiaries shall be disregarded. For purposes of Section 6.07(b), if during any period of four fiscal quarters the Borrower or any Subsidiary acquires any Person (or any interest in any Person) or all or substantially all of the assets of any Person, the EBITDA attributable to such assets or an amount equal to the percentage of ownership of the Borrower or a Subsidiary, as the case may be, in such Person times the EBITDA of such Person, for such period determined on a pro forma basis (which determination, in each case, shall be subject to approval of the Administrative Agent, not to be unreasonably withheld) may be included as Consolidated EBITDA for such period as if such acquisition occurred on the first day of such four fiscal quarter period; provided that during the portion of such period that follows such acquisition, the computation in respect of the EBITDA of such Person or such assets, as the case may be, shall be made on the basis of actual (rather than pro forma) results.
In addition, for purposes of this Section 6.07: (i) Hybrid Securities up to an aggregate amount of 15% of Consolidated Total Capitalization shall be excluded from Consolidated Indebtedness, and (ii) Consolidated EBITDA may include, at Borrower’s option, any Material Project EBITDA Adjustments as provided in the definition thereof.
     SECTION 6.08 Asset Dispositions. The Borrower will not, and will not permit any of its Subsidiaries (other than Project Finance Subsidiaries) to Dispose of any assets or properties, other than (a) Dispositions of inventory in the ordinary course of business, (b) Dispositions for which the consideration received therefor is less than $50,000 and Dispositions of machinery and equipment no longer used or useful in the conduct of business of the Borrower and its Subsidiaries that are Disposed of in the ordinary course of business, (c) Dispositions of assets to the Borrower or a Subsidiary (other than a Project Finance Subsidiary), (d) Dispositions of cash equivalents for fair market value and Dispositions of investments permitted under Section 6.04, (e) Dispositions of accounts receivable in connection with the collection or compromise thereof, (f) Dispositions of licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries, (g) Dispositions in which: (i) the assets being disposed are used simultaneously in exchange for replacement assets or (ii) the net proceeds thereof are either (A) reinvested within 180 days from such Disposition in assets to be used in the ordinary course of the business of the Borrower and its Subsidiaries and/or (B) used to permanently reduce the aggregate Lenders’ Commitments on a dollar for dollar basis, (h) the sale of the Evangeline pipeline system pursuant to the exercise of the previously-granted purchase option with respect thereto by the holder thereof, and (i) other Dispositions not exceeding in the aggregate for the Borrower and its Subsidiaries, determined as of the date of such Disposition (A) 10% of Consolidated Net Tangible Assets, in any fiscal year and (B) 25% of Consolidated Net Tangible Assets during the period from January 5, 2007 through the Maturity Date. For purposes of the foregoing, prior to receipt by the Administrative Agent of the Borrower’s first quarterly financial statements pursuant to Section 5.01(a), Consolidated Net Tangible Assets shall be determined based upon the Borrower’s pro forma financial statements delivered pursuant to Section 4.01(i), and thereafter, on the Borrower’s most recently delivered quarterly or annual financial statements.
     SECTION 6.09 Affiliate Transactions. The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any officer, director, employee or Affiliate (other than the Borrower or any Subsidiary) unless any and all such transactions between the Borrower and its Subsidiaries on the one hand and any officer, director, employee or Affiliate (other than the Borrower or any Subsidiary) on the other hand, shall be on an arms-length basis and on terms no less favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an officer, director, employee or Affiliate (other than the Borrower or any Subsidiary); provided, that the foregoing provisions of this Section shall not (a) prohibit the Borrower or any Subsidiary from declaring or paying any lawful dividend or distribution otherwise permitted hereunder, (b) prohibit the Borrower or any Subsidiary from providing credit support for its Subsidiaries (other than Project Finance Subsidiaries) as it deems appropriate in the ordinary course of business, (c) prohibit the Borrower or any Subsidiary from engaging in a transaction or transactions that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party, provided that such transaction or transactions occurs within a related series of transactions, which, in the aggregate, are on an arms-length basis and are on terms as favorable as could have been obtained from a third party, (d) prohibit the Borrower or any Subsidiary from engaging in non-material transactions with any officer, director, employee or Affiliate of the Borrower or any Subsidiary that are not on an arms-length basis or are not on terms as favorable as could have been obtained from a third party but are in the ordinary course of the Borrower’s or such Subsidiary’s business, so long as, in each case, after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (e) prohibit any agreements entered into in connection with the Borrower’s initial public offering on February 5, 2007 or its acquisition on such date of 66% of the Equity Interests in Mont Belvieu Caverns, L.P. (and its successor Mont Belvieu Caverns, LLC), Acadian Gas, LLC, Sabine Propylene Pipeline L.P., Enterprise Lou-Tex Propylene Pipeline L.P. and South Texas NGL Pipelines, LLC, provided, any right of first refusal with respect to the purchase of any assets of the Borrower or any Subsidiary (other than a Project Finance Subsidiary) granted to any Affiliate shall by its terms automatically terminate upon the occurrence of an Event of Default as described in Section 7(g), (h) or (i), (f) prohibit the Borrower or any Subsidiary from entering into any of the Acquisition Documents or the agreements to be entered into in connection with the Equity Offering as described in the Registration Statement and/or in the forms provided to the Administrative Agent and Lenders on or prior to the date hereof, provided, any right of first refusal with respect to the purchase of any assets of the Borrower or any Subsidiary (other than a Project Finance Subsidiary) granted to any Affiliate shall by its terms automatically terminate upon the occurrence of an Event of Default as described in Section 7(g), (h) or (i), or (g) prohibit the Borrower or any Subsidiary from engaging in a transaction with an Affiliate if such transaction has been approved by a majority of the General Partner’s independent directors.
ARTICLE VII
Events of Default
     If any of the following events (“Events of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary of the Borrower in or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made and such materiality is continuing;
     (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence) or 5.07 or in Article VI;
     (e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);
     (f) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall (i) fail to pay (A) any principal of or premium or interest on any Material Indebtedness of the Borrower or such Material Subsidiary (as the case may be), or (B) aggregate net obligations under one or more Hedging Agreements (excluding amounts the validity of which are being contested in good faith by appropriate proceedings, if necessary, and for which adequate reserves with respect thereto are maintained on the books of the Borrower or such Material Subsidiary (as the case may be)) in excess of $15,000,000, in each case when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Material Indebtedness or such Hedging Agreements; or (ii) default in the observance or performance of any covenant or obligation contained in any agreement or instrument relating to any such Material Indebtedness that in substance is customarily considered a default in loan documents (in each case, other than a failure to pay specified in clause (i) of this subsection (f)) and such default shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect thereof is to accelerate the maturity of such Material Indebtedness or require such Material Indebtedness to be prepaid prior to the stated maturity thereof; for the avoidance of doubt the parties acknowledge and agree that any payment required to be made under a guaranty of payment or collection described in clause (c) of the definition of Indebtedness shall be due and payable at the time such payment is due and payable under the terms of such guaranty (taking into account any applicable grace period) and such payment shall be deemed not to have been accelerated or required to be prepaid prior to its stated maturity as a result of the obligation guaranteed having become due;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (i) the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (j) one or more judgments for the payment of money in an aggregate uninsured amount equal to or greater than $15,000,000 shall be rendered against the Borrower or any Material Subsidiary (other than Project Finance Subsidiaries) or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any such Material Subsidiary to enforce any such judgment;
     (k) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $15,000,000 for all periods;
     (l) the General Partner takes, suffers or permits to exist any of the events or conditions referred to in clauses (g), (h) or (i) of this Article; or
     (m) a Change in Control shall occur;
then, and in every such event (other than an event with respect to the Borrower described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
     Each of the Lenders hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. Anything herein to the contrary notwithstanding, neither the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, the Joint Lead Arrangers nor the Joint Book Runners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement, the Notes or any documents related hereto or thereto, except in its capacity, as applicable, as Administrative Agent or a Lender hereunder.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the Borrower’s approval (which will not be unreasonably withheld), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, with the Borrower’s approval (which will not be unreasonably withheld or delayed, and the Borrower’s approval shall not be required if an Event of Default has occurred which is continuing), on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank and such bank, or its Affiliate, as applicable, shall have capital and surplus equal to or greater than $500,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.

Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
     SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, and except as provided in Section 9.01(d), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to the Borrower, to it at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002 (for delivery), Attention of Treasurer; P. O. Box 4324, Houston Texas 77210 (for mail) (Telecopy No. 713/381-8200);
     (b) if to the Administrative Agent, to Wachovia Bank, National Association, 201 South College Street, CP23, Charlotte, North Carolina 28288-0608, Attention of Syndication Agency Services (Telecopy No. 704/383-0288), with a copy to Wachovia Securities, Inc., 1001 Fannin, Suite 2255, Houston, Texas 77002, Attention of Russell T. Clingman (Telecopy No. 713/650-6354); and
     (c) if to any other Lender, to it at its address (or telecopy number) of record with the Administrative Agent, which Administrative Agent shall provide to the Borrower or any Lender upon request from time to time.
     (d) The Borrower will have the option to provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement or any other document executed in connection herewith, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or Interest Period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) other than the requirements set forth in Sections 3.04(a), 4.01(i) and 5.01, is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or any other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent. The Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on SyndTrak or a substantially similar electronic transmission system (the “Platform”). The Borrower acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. The Platform is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications through the internet, except to the extent the liability of any Agent Party is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Agent Party’s gross negligence or willful misconduct. The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address as specified by the Administrative Agent from time to time shall constitute effective delivery of the Communications to the Administrative Agent for purposes of this Agreement and any other documents executed in connection herewith. Each of the Lenders agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of this Agreement and any other documents executed in connection herewith. Each of the Lenders agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission, and (ii) that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant hereto or any other document executed in connection herewith in any other manner specified herein or therein.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
     SECTION 9.02. Waivers; Amendments. (a)  No failure or delay by the Administrative Agent or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

     (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or extend the Commitment of any Lender without the written consent of such Lender; provided, however, that the references to July 18, 2008 in the definition of “Effective Date” in Section 1.01, in Section 2.09(a) and in the last sentence of Section 4.01 may be extended with the consent of Lenders holding not less than 75% of the total Commitments at such time, (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder without the prior written consent of the Administrative Agent.
     SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a)  The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of one law firm as counsel for the Administrative Agent, in connection with the syndication (prior to the Effective Date) of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses reasonably incurred during the existence of an Event of Default by the Administrative Agent or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
     (b) The Borrower shall indemnify the Administrative Agent and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available (x) to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee or any Related Party of such Indemnitee, or (y) in connection with disputes among or between the Administrative Agent, Lenders and/or their respective Related Parties.
     (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent in its capacity as such.
     (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
     (e) All amounts due under this Section shall be payable not later than 30 days after written demand therefor, such demand to be in reasonable detail setting forth the basis for and method of calculation of such amounts.
     SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more assignees (other than the Borrower or an Affiliate of the Borrower) all or a portion of its rights and obligations under this Agreement (including all or a portion of the Loans owing to it, or, prior to the Effective Date, all or a portion of its Commitment); provided that (i) except in the case of an assignment to a Lender (or an Affiliate of a Lender), each of the Borrower and the Administrative Agent must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans (or, prior to the Effective Date, such assigning Lender’s Commitment), the amount of the Loans (or Commitment) of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the

Administrative Agent otherwise consent, (iii) each partial assignment shall result in the assignor retaining Loans (or, prior to the Effective Date, a Commitment) of not less than $5,000,000 and shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, (iv) the parties (other than the Borrower) to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and (vi) no assignment to a foreign bank shall be made hereunder unless, at the time of such assignment, there is no withholding tax applicable with respect to such foreign bank for which the Borrower would be or become responsible under Section 2.17; and provided further that any consent of the Borrower otherwise required under this paragraph shall not be required if an Event of Default has occurred and is continuing. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 as to matters occurring on or prior to date of assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.
     (c) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York, the address of which shall be made available to any party to this Agreement upon request: a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
     (e) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant.
     (f) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender and has zero withholding at the time of participation.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective on the Effective Date, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing and the Required Lenders have directed the Administrative Agent to accelerate under Article VII, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.
     (c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Co-Syndication Agents, the Co-Documentation Agents, and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, Co-Syndication Agents, the Co-Documentation Agents or any Lender on a nonconfidential basis from a source other than the Borrower and its Related Parties. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower.
     SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together (to the extent lawful) with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.14. Liability of General Partner. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder.
     SECTION 9.15. USA Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2003)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Act. The Borrower shall, following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
[Signature Pages to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DUNCAN ENERGY PARTNERS L.P.
By:	DEP Holdings, LLC, General Partner

By:	//s// Bryan F. Bulawa
	Name:	Bryan F. Bulawa
	Title:	Vice President and Treasurer

WACHOVIA BANK, N.A., Individually and as Administrative Agent
By:	//s// Shannon Townsend
	Name:	Shannon Townsend
	Title:	Director

SUNTRUST BANK, Individually and as Co-Syndication Agent
By:	//s// Yann Pirio
	Name:	Yann Pirio
	Title:	Director

THE BANK OF NOVA SCOTIA, Individually and as Co-Syndication Agent
By:	//s// J. Forward
	Name:	J. Forward
	Title:	Managing Director

MIZUHO CORPORATE BANK, LTD., Individually and as Co-Documentation Agent
By:	Leon Mo
	Name:	Leon Mo
	Title:	Senior Vice President

THE ROYAL BANK OF SCOTLAND PLC, Individually and as Co-Documentation Agent
By:	//s// Brian Williams
	Name:	Brian Williams
	Title:	Vice President

BANK OF AMERICA, N.A., a Lender
By:	//s// Gabe Gomez
	Name:	Gabe Gomez
	Title:	Vice President

BARCLAYS BANK PLC, a Lender
By:	//s// Nicholas Bell
	Name:	Nicholas Bell
	Title:	Director

BNP PARIBAS, a Lender
By:	//s// Gregory E. George
	Name:	Gregory E. George
	Title:	Managing Director

By:	//s// Greg Smothers
	Name:	Greg Smothers
	Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., a Lender
By:	//s// Linda Terry
	Name:	Linda Terry
	Title:	Vice President & Manager

CITIBANK, N.A., a Lender
By:	//s// Ashish Sethi
	Name:	Ashish Sethi
	Title:	Vice President

DNB NOR BANK ASA, a Lender
By:	//s// Thomas Tangen
	Name:	Thomas Tangen
	Title:	First Vice President

By:	//s// Asa Jemseby Rodgers
	Name:	Asa Jemseby Rodgers
	Title:	Vice President

LEHMAN BROTHERS COMMERCIAL BANK, a Lender
By:	//s// Brian McNany
	Name:	Brian McNany
	Title:	Authorized Signatory

MORGAN STANLEY BANK, a Lender
By:	//s// Daniel Twenge
	Name:	Daniel Twenge
	Title:	Authorized Signatory

UBS LOAN FINANCE LLC, a Lender
By:	//s// Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

By:	//s// David B. Julie
	Name:	David B. Julie
	Title:	Associate Director

WELLS FARGO BANK, N.A., a Lender
By:	//s// Terence D’Souza
	Name:	Terence D’Souza
	Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P., a Lender
By:	//s// Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., a Lender
By:	//s// Jeanie C. Gonzalez
	Name:	Jeanie C. Gonzalez
	Title:	Senior Vice President

SCHEDULE 2.01
COMMITMENTS

Lender	Commitment
Wachovia Bank, N.A.	$20,500,000.00
SunTrust Bank	$20,500,000.00
The Bank of Nova Scotia	$20,500,000.00
Bank of America, N.A.	$17,750,000.00
Barclays Bank plc	$17,750,000.00
BNP Paribas	$17,750,000.00
Bank of Tokyo-Mitsubishi UFJ, Ltd.	$17,750,000.00
Citibank, N.A.	$17,750,000.00
DnB NOR Bank ASA	$17,750,000.00
Lehman Brothers Commercial Bank	$17,750,000.00
Mizuho Corporate Bank, Ltd.	$17,750,000.00
Morgan Stanley Bank	$17,750,000.00
The Royal Bank of Scotland plc	$17,750,000.00
UBS Loan Finance LLC	$17,750,000.00
Wells Fargo Bank, N.A.	$17,750,000.00
Goldman Sachs Credit Partners L.P.	$15,500,000.00
JPMorgan Chase Bank, N.A.	$10,000,000.00

TOTAL	$300,000,000.00

Schedule 3.05
Disclosed Matters
(a) None.
(b) None.

Schedule 3.11
Subsidiaries

	Jurisdiction of	Effective Ownership by the Borrower or a
Name of Subsidiary	Formation	Subsidiary
Acadian Gas, LLC	Delaware	DEP Operating Partnership, L.P. – 66% Enterprise Products Operating LLC– 34%

Acadian Acquisition, LLC	Delaware	Acadian Gas, LLC – 100%

Acadian Consulting LLC	Delaware	Acadian Gas, LLC – 100%

Acadian Gas Pipeline System	Texas	MCN Acadian Gas Pipeline, LLC – 50% TXO-Acadian Gas Pipeline, LLC – 50%

Calcasieu Gas Gathering System	Texas	MCN Acadian Gas Pipeline, LLC – 50% TXO-Acadian Gas Pipeline, LLC – 50%

Cypress Gas Marketing, LLC	Delaware	Acadian Gas, LLC – 100%

Cypress Gas Pipeline, LLC	Delaware	Acadian Gas, LLC – 100%

DEP OLPGP, LLC	Delaware	Duncan Energy Partners L.P. – 100%

DEP Operating Partnership, L.P.	Delaware	DEP OLPGP, LLC – 0.001% Duncan Energy Partners L.P. – 99.999%

Enterprise GC, L.P.		DEP Operating Partnership, L.P. -66% Enterprise Products Operating LLC– 34%

Enterprise Intrastate L.P.		DEP Operating Partnership, L.P. -51% Enterprise Products Operating LLC– 49%

Enterprise Lou-Tex Propylene Pipeline, L.P.	Texas	DEP Operating Partnership, L.P. – 66% general partner interest Enterprise Products Operating LLC – 33% limited partner interest Propylene Pipeline Partnership L.P. – 1% limited partner interest

Enterprise Texas Pipeline LLC		DEP Operating Partnership, L.P. -51% Enterprise Products Operating LLC– 49%

Evangeline Gulf Coast Gas, LLC	Delaware	Acadian Gas, LLC – 100%

MCN Acadian Gas Pipeline, LLC	Delaware	Acadian Gas, LLC – 100%

MCN Pelican Interstate Gas, LLC	Delaware	Acadian Gas, LLC – 100%

MCN Pelican Transmission LLC	Delaware	Acadian Gas, LLC – 100%

Mont Belvieu Caverns, LLC	Delaware	DEP Operating Partnership, L.P. – 66% Enterprise Products Operating LLC – 33.365% Enterprise Products OLPGP, Inc. – 0.635%

Neches Pipeline System	Texas	MCN Acadian Gas Pipeline, LLC – 50% TXO-Acadian Gas Pipeline, LLC – 50%

Ponchartrain Natural Gas System	Texas	MCN Acadian Gas Pipeline, LLC – 50% TXO-Acadian Gas Pipeline, LLC – 50%

Sabine Propylene Pipeline, L.P.	Texas	DEP Operating Partnership, L.P. – 66% general partner interest Enterprise Products Operating LLC – 33% limited partner interest Propylene Pipeline Partnership L.P. – 1% limited partner interest

	Jurisdiction of	Effective Ownership by the Borrower or a
Name of Subsidiary	Formation	Subsidiary
South Texas NGL Pipelines, LLC	Delaware	DEP Operating Partnership, L.P. – 66% Enterprise Products Operating LLC – 34%

Tejas-Magnolia Energy, LLC	Delaware	Ponchartrain Natural Gas System – 96.6% MCN Pelican Interstate Gas, LLC – 3.4%

TXO-Acadian Gas Pipeline, LLC	Delaware	Acadian Gas, LLC – 100%

Schedule 6.01
Existing Indebtedness
At March 31, 2008, long-term debt for Evangeline consisted of:
(i) $13,150,000.00 in principal amount of 9.87% fixed-rate Series B Senior Secured Notes due December 2010 pursuant to an Indenture dated February 11, 1992, by and among Evangeline Gas Pipeline Company, L.P. and Bank of Montreal Trust Company, as Trustee, as amended and supplemented; and
(ii) a $7.5 million Subordinated Note Payable to The Louisiana Land and Exploration Company (or any successor or assign), dated December 31, 1991, made by Evangeline Gas Pipeline Company, L.P. pursuant to a Second Amended and Restated Promissory Note entered into on July 1, 1997. Accrued interest on this Subordinated Note Payable was $16,381,969.33 at March 31, 2008, and this amount will increase over time pursuant to the terms of the Note.   This interest will not be paid until the Series B Senior Secured Notes referenced in paragraph (i), above, are paid off.

Schedule 6.02
Existing Liens
As disclosed in the Registration Statement:
A.	The 9.87% Senior Secured Notes due December 31, 2010 issued by Evangeline Gas Pipeline Company, L.P. disclosed in Schedule 6.01 are collateralized by Evangeline’s property, plant and equipment; proceeds from a gas sales contract; and by a debt service reserve requirement.

B.	Entergy has the option to purchase the Evangeline pipeline system or an equity interest in Evangeline. In 1991, Evangeline Gas Pipeline Company, L.P. entered into an agreement with Entergy whereby Entergy was granted the right to acquire Evangeline’s pipeline system for a nominal price, plus the complete performance and compliance with the natural gas sales contract. The option period begins the earlier of July 1, 2010 or upon the payment in full of Evangeline’s Series B notes as discussed below. It terminates on December 31, 2012.

C.	Pursuant to an Omnibus Agreement dated January 5, 2007 (as amended, modified, supplemented or restated from time to time), Enterprise Products Operating LLC has a right of first refusal to acquire any equity interests of the subsidiaries of DEP Operating Partnership, L.P. or any assets owned by Duncan Energy Partners L.P. or its subsidiaries.

EXHIBIT A
FORM OF
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Term Loan Agreement dated as of April 18, 2008 (as amended and in effect on the date hereof, the “Credit Agreement”), among Duncan Energy Partners L.P., the Lenders named therein and Wachovia Bank, National Association, as Administrative Agent for the Lenders. Terms defined in the Credit Agreement are used herein with the same meanings.
          The Assignor named herein hereby sells and assigns, without recourse, to the Assignee named herein, and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Assignment Date set forth herein the interests set forth herein (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement, including, without limitation, the interests set forth herein in the Commitment of the Assignor on the Assignment Date and Loans owing to the Assignor which are outstanding on the Assignment Date, but excluding accrued interest and fees to and excluding the Assignment Date. The Assignee hereby acknowledges receipt of a copy of the Credit Agreement. From and after the Assignment Date (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, have the rights and obligations of a Lender thereunder and (ii) the Assignor shall, to the extent of the Assigned Interest, relinquish its rights and be released from its obligations under the Credit Agreement.
          This Assignment and Acceptance is being delivered to the Administrative Agent together with (i) if the Assignee is a Foreign Lender, any documentation required to be delivered by the Assignee pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, and (ii) if the Assignee is not already a Lender under the Credit Agreement, an Administrative Questionnaire in the form supplied by the Administrative Agent, duly completed by the Assignee. The [Assignee/Assignor] shall pay the fee payable to the Administrative Agent pursuant to Section 9.04(b) of the Credit Agreement.
          This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
Date of Assignment:
Legal Name of Assignor:
Legal Name of Assignee:
Assignee’s Address for Notices:
Effective Date of Assignment
(“Assignment Date”):

1

Percentage Assigned of
Loans/Commitment (set forth, to at
least 8 decimals, as a percentage of
the Loans or the aggregate
Commitments of all Lenders
Facility	Principal Amount Assigned	thereunder)
Commitment Assigned:	$	%
Loans Assigned:	$	%
The terms set forth above are hereby agreed to:

[Name of Assignor] , as Assignor
By:
Name:
Title:

[Name of Assignee] , as Assignee
By:
Name:
Title:

2

The undersigned hereby consent to the within assignment:

Duncan Energy Partners L.P.	Wachovia Bank, National Association, as Administrative Agent

By: DEP Holdings, LLC, General Partner

By:	By:
Name:		Name:
Title:		Title:

3

EXHIBIT B
FORM OF BORROWING REQUEST
Dated
Wachovia Bank, National Association,
  as Administrative Agent
One Wachovia Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0608
Attn: Syndication Agency Services
Ladies and Gentlemen:
          This Borrowing Request is delivered to you by Duncan Energy Partners L.P. (the “Borrower”), a Delaware limited partnership, under Section 2.03 of the Term Loan Agreement dated as of April 18, 2008 (as restated, amended, modified, supplemented and in effect, the “Credit Agreement”), by and among the Borrower, the Lenders party thereto, and Wachovia Bank, National Association, as Administrative Agent.
          1. The Borrower hereby requests that the Lenders make a Loan or Loans in the aggregate principal amount of $300,000,000 (the “Loan” or the “Loans”).
          2. The Borrower hereby requests that the Loan or Loans be made on the following Business Day:                     , 2008 (the “Effective Date”).
          3. The Borrower hereby requests that the Loan or Loans bear interest at the following interest rate, plus (if Eurodollar Loan) the Applicable Rate, as set forth below:

Maturity Date
	Principal			for
Type of	Component of	Interest	Interest Period	Interest Period
Loan	Loan	Rate	(if applicable)	(if applicable)

          4. The Borrower hereby requests that the funds from the Loan or Loans be disbursed pursuant to the account designation letter dated                     , 2008 by the Borrower to Administrative Agent [or to the following bank account:                                         ].
          5. The requested Loans do not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

1

          6. All of the conditions applicable to the Loans requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loans.
          7. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
          IN WITNESS WHEREOF, the undersigned have executed this Borrowing Request this                      day of                     , 2008.

DUNCAN ENERGY PARTNERS L.P.

By: DEP Holdings, LLC, its General Partner

By:
Name:
Title:

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EXHIBIT D
FORM OF
INTEREST ELECTION REQUEST
Dated
Wachovia Bank, National Association,
  as Administrative Agent
One Wachovia Center, TW-10
301 South College Street
Charlotte, North Carolina 28288-0608
Attn: Syndication Agency Services
Ladies and Gentlemen:
          This irrevocable Interest Election Request (the “Request”) is delivered to you under Section 2.07 of the Term Loan Agreement dated as of April 18, 2008 (as restated, amended, modified, supplemented and in effect from time to time, the “Credit Agreement”), by and among Duncan Energy Partners L.P., a Delaware limited partnership (the “Borrower”), the Lenders party thereto (the “Lenders”), and Wachovia Bank, National Association, as Administrative Agent.
          1. This Interest Election Request is submitted for the purpose of:
     (a) [Converting] [Continuing] a                      Loan [into] [as] a                      Loan.1/
     (b) The aggregate outstanding principal balance of such Loan is $                    .
     (c) The last day of the current Interest Period for such Loan is                     .2/
     (d) The principal amount of such Loan to be [converted] [continued] is $                    .3/
     (e) The requested effective date of the [conversion] [continuation] of such Loan is                     .4/
     (f) The requested Interest Period applicable to the [converted] [continued] Loan is                     .5/

1.	Delete the bracketed language and insert “ABR” or “Eurodollar”, as applicable, in each blank.

2.	Insert applicable date for any Eurodollar Loan being converted or continued.

3.	Complete with an amount in compliance with Section 2.08 of the Credit Agreement.

4.	Complete with a Business Day in compliance with Section 2.08 of the Credit Agreement.

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          2. With respect to a Borrowing to be converted to or continued as a Eurodollar Borrowing, no Event of Default exists, and none will exist upon the conversion or continuation of the Borrowing requested herein.
          3. All capitalized undefined terms used herein have the meanings assigned thereto in the Credit Agreement.
          IN WITNESS WHEREOF, the undersigned has executed this Interest Election Request this ___ day of                     , ___.

DUNCAN ENERGY PARTNERS L.P.

By: DEP Holdings, LLC, its General Partner

By:
Name:
Title:

5.	Complete for each Eurodollar Loan in compliance with the definition of the term “Interest Period” specified in Section 1.01.

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EXHIBIT E-1 and E-2
FORMS OF
OPINIONS OF COUNSEL FOR BORROWER

EXHIBIT F
FORM OF COMPLIANCE CERTIFICATE
          The undersigned hereby certifies that he is the                      of DEP HOLDINGS, LLC, a Delaware limited liability company, general partner of DUNCAN ENERGY PARTNERS L.P., a Delaware limited partnership (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower. With reference to the Term Loan Agreement dated as of April 18, 2008 (as restated, amended, modified, supplemented and in effect from time to time, the “Agreement”), among the Borrower, Wachovia Bank, National Association, as Administrative Agent, for the lenders (the “Lenders”), which are or become a party thereto, and such Lenders, the undersigned represents and warrants as follows (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified);
(a) [There currently does not exist any Default under the Agreement.] [Attached hereto is a schedule specifying the details of [a] certain Default[s] which exist under the Agreement and the action taken or proposed to be taken with respect thereto.]
(b) Attached hereto are the detailed computations necessary to determine whether the Borrower is in compliance with Sections 6.07(a) and (b) of the Agreement as of the end of the [fiscal quarter][fiscal year] ending                     .
EXECUTED AND DELIVERED this ___ day of                                         , 20___.

DUNCAN ENERGY PARTNERS L.P.

By: DEP Holdings, LLC, its General Partner

By:
Name:
Title:

EXHIBIT G
FORM OF
NOTE

$	, 200___
          DUNCAN ENERGY PARTNERS L.P., a Delaware limited partnership (the “Borrower”), for value received, promises and agrees to pay to                                          (the “Lender”), or order, at the payment office of WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, at 301 South College Street, Charlotte, North Carolina 28288-0608, the principal sum of                                          AND NO/100 DOLLARS ($                    ), or such lesser amount as shall equal the aggregate unpaid principal amount of the Loans owed to the Lender under the Credit Agreement, as hereafter defined, in lawful money of the United States of America and in immediately available funds, on the dates and in the principal amounts provided in the Credit Agreement, and to pay interest on the unpaid principal amount as provided in the Credit Agreement for such Loans, at such office, in like money and funds, for the period commencing on the date of each such Loan until such Loan shall be paid in full, at the rates per annum and on the dates provided in the Credit Agreement.
          This note evidences the Loans owed to the Lender under that certain Term Loan Agreement dated as of April 18, 2008, by and among the Borrower, Wachovia Bank, National Association, individually and as Administrative Agent, and the other financial institutions parties thereto (including the Lender) (such Credit Agreement, together with all amendments or supplements thereto, being the “Credit Agreement”), and shall be governed by the Credit Agreement. Capitalized terms used in this note and not defined in this note, but which are defined in the Credit Agreement, have the respective meanings herein as are assigned to them in the Credit Agreement.
          The Lender is hereby authorized by the Borrower to endorse on Schedule A (or a continuation thereof) attached to this note, the Type of each Loan owed to the Lender, the amount and date of each payment or prepayment of principal of each such Loan received by the Lender and the Interest Periods and interest rates applicable to each Loan, provided that any failure by the Lender to make any such endorsement shall not affect the obligations of the Borrower under the Credit Agreement or under this note in respect of such Loans.
          This note may be held by the Lender for the account of its applicable lending office and, except as otherwise provided in the Credit Agreement, may be transferred from one lending office of the Lender to another lending office of the Lender from time to time as the Lender may determine.
          Except only for any notices which are specifically required by the Credit Agreement, the Borrower and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including but not limited to notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability, and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any

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failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
          The Credit Agreement provides for the acceleration of the maturity of this note upon the occurrence of certain events and for prepayment of Loans upon the terms and conditions specified therein. Reference is made to the Credit Agreement for all other pertinent purposes.
          This note is issued pursuant to and is entitled to the benefits of the Credit Agreement.
          It is hereby understood and agreed that DEP Holdings, LLC, the general partner of the Borrower, shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder.
          This note shall be construed in accordance with and be governed by the law of the State of New York and the United States of America from time to time in effect.

DUNCAN ENERGY PARTNERS L.P.

By: DEP Holdings, LLC, its General Partner

By:
Name:
Title:

2

SCHEDULE A
TO
NOTE
This note evidences the Loan owed to the Lender under the Credit Agreement, in the principal amount set forth below and the applicable Interest Periods and rates for such Loan, subject to the payments of principal set forth below:
SCHEDULE
OF
LOAN AND PAYMENTS OF PRINCIPAL AND INTEREST

Amount of
			Principal	Principal		Balance	Notation
	Interest		Amount of	Paid or	Interest	of	Made
Date	Period	Rate	Loan	Prepaid	Paid	Loans	by

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